Exhibit (d)(5)

FIRST AMENDMENT TO CONFIDENTIALITY AGREEMENT

Eli Lilly And Company and DICE Therapeutics, Inc. entered into a Confidentiality Agreement effective April 21, 2022 (the “Agreement”). This amendment (“Amendment”) forms part of and is hereby incorporated by reference into the Agreement.

By this Amendment, the parties agree to, and hereby: (a) extend the term of the Agreement for a period beginning April 21, 2023 and ending October 21, 2023 and (b) amend the definition of “Standstill Period” to be the 6-month period commencing on April 21, 2023.

Capitalized terms used herein will have the same meaning as defined in the Agreement. All other terms, obligations and conditions of the Agreement shall remain in full force and effect.

This Amendment, which shall be effective on the last date signed below, may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment. Scanned, electronic and facsimile signatures will be as binding as original signatures.

SIGNATURE PAGE FOLLOWS

Eli Lilly And Company	DICE Therapeutics, Inc.

/s/ Steven Henry	/s/ Scott Robertson

Authorized Representative	Authorized Signature
Name: Steven Henry	Name: Scott Robertson
Title: Director, R&D Operations	Title: Chief Business & Financial Officer
Date: Apr 20, 2023	Date: Apr 20, 2023

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